THE VIALINK COMPANY

PROXY

Annual Meeting of Stockholders, October     , 2004

This Proxy is solicited on behalf of the board of directors of The viaLink Company

    The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held October    , 2004, and the Proxy Statement and appoints Brian M. Carter and Robert D. Bruce, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of The viaLink Company (the “company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the company to be held at the Westin Galleria, 13340 Dallas Parkway, Dallas, Texas 75240, on October    , 2004, at         a.m. Central Daylight Savings Time (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side.

     Please circle the words indicating your vote next to each item:

To approve the Amended and Restated Agreement and Plan of Merger, dated as of August 27, 2004, by and among The
1.	IN FAVOR	AGAINST	ABSTAIN	viaLink Company, viaLink Acquisition, Inc., a direct, wholly- a copy of which is attached as Annex A to the proxy statement merger; a vote to approve the merger shall also be deemed to common stock, Series E preferred, Series F preferred stock consideration, (b) the amendment to viaLink’s certificate of “Prescient Applied Intelligence, Inc.,” (c) the contributi subsidiary of the combined company to be formed after the mer as described in the enclosed proxy statement/prospectus.	owned subsidiary of viaLink, and Prescient Systems, Inc., / prospectus accompanying this notice, and the related be a vote cast to approve (a) the issuance of viaLink and common stock warrants to be issued as merger incorporation for purposes of changing its name to on of viaLink’s assets and liabilities to a wholly-owned ger and (d) the appointment of a new board of directors,

2.	To elect three (3) Class I directors to the company’s board of directors to serve for a three-year term each ending in the year 2007 or until their respective successors are duly elected and qualified.
	Warren D. Jones			IN FAVOR	WITHHOLD AUTHORITY TO VOTE
	Brian M. Carter			IN FAVOR	WITHHOLD AUTHORITY TO VOTE
	Patrick L. Kiernan			IN FAVOR	WITHHOLD AUTHORITY TO VOTE
3.	IN FAVOR	AGAINST	ABSTAIN	To ratify the appointment of KPMG LLP as viaLink’s independent registered public accounting firm for the current fiscal year.
4.	IN FAVOR	AGAINST	ABSTAIN	To vote upon the adjournment of the viaLink annual meeting, if necessary, to solicit additional proxies if there are not sufficient votes for the foregoing proposals.
5.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

    The board of directors recommends a vote IN FAVOR OF each of the directors listed above and a vote IN FAVOR OF each listed proposal. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of each of the directors listed and IN FAVOR OF the other proposals.

Please print the name(s) appearing on each share
certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name:	__________________________ (Authorized Signature(s))

Date: